Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 31, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of J.Jill, Inc. on Form 10-K for the year ended January 31, 2026. We consent to the incorporation by reference of said reports in the Registration Statements of J.Jill, Inc. on Form S-8 (Nos. 333- 216687, 333-225644, 333-225642, 333-225640, 333-230776, 333-230777, 333-232069, 333-253275, 333-257235, 333-273016 and 333-288388) and Form S-3 (No. 333-274536).

/s/ Grant Thornton LLP

Southfield, Michigan

March 31, 2026